EXHIBIT 99.1

Itron Signs Definitive Agreement to Acquire Urbint, Inc

LIBERTY LAKE, Wash., Oct. 06, 2025 (GLOBE NEWSWIRE) -- Itron, Inc. (NASDAQ: ITRI), which is innovating new ways for utilities and cities to manage energy and water, announced today the signing of a definitive agreement to acquire Urbint, Inc. (“Urbint”), a privately held software company based in Miami, Florida. The purchase price for the acquisition is $325 million and will be funded through cash on hand. The transaction is expected to close during the fourth quarter of 2025.

“The addition of Urbint to Itron’s portfolio signifies another step in the execution of our strategy to enable Itron’s customers to address the most pressing issues in the industry today,” commented Tom Deitrich, Itron’s president and CEO. “Urbint’s AI-powered operational resilience solutions enhance Itron’s existing offerings. We are thrilled to welcome the Urbint team to the organization.”

“We are excited to join Itron and believe this gives Urbint an opportunity to accelerate our mission of building resilience alongside the industry leader in technology for utilities,” said Corey Capasso, Founder and CEO of Urbint, Inc. “Itron has built a legacy of providing mission critical solutions to utilities which directly aligns with Urbint’s operational resilience solutions that protect the public, workers, assets, and the environment. As utilities manage the collision of aging infrastructure and extreme weather, Urbint’s solutions help restore power faster after major weather events, prevent serious injuries and fatalities to workers, and protect underground assets from third party damages that cause gas leaks and power outages.”

About Itron

Itron is transforming how the world manages energy, water and city services. Our trusted intelligent infrastructure solutions help utilities and cities improve efficiency, build resilience and deliver safe, reliable and affordable service. With edge intelligence, we connect people, data insights and devices so communities can better manage the essential resources they rely on to live and thrive. Join us as we create a more resourceful world: www.itron.com.

Itron® and the Itron Logo are trademarks of Itron, Inc. in the United States and other countries and regions. All third-party trademarks are property of their respective owners and any usage herein does not suggest or imply any relationship between Itron and the third party unless expressly stated.

About Urbint

Urbint was founded on the idea that, with real-world data and artificial intelligence, we could efficiently and accurately predict and prevent incidents that threaten critical infrastructure, workers, the community, and the environment. To learn more about Urbint, visit: www.urbint.com.

Itron® and the Itron Logo are trademarks of Itron, Inc. in the United States and other countries and regions. All third-party trademarks are property of their respective owners and any usage herein does not suggest or imply any relationship between Itron and the third party unless expressly stated.

For additional information, contact:

Itron, Inc.

Paul Vincent
Vice President, Investor Relations
512-560-1172
Investors@itron.com

Alison Mallahan
Senior Manager, Corporate Communications
509-891-3802
PR@Itron.com

Additional Resources

  LinkedIn: www.linkedin.com/company/itroninc
  X: https://x.com/ItronInc
  Newsroom: www.itron.com/newsroom
  Blog: https://blogs.itron.com